Joint Filer Information


Name: Michael Zimmerman

Address:  623 Fifth Avenue, 32nd Floor
          New York, New York 10022

Designated Filer: Prentice Capital Management, LP

Issuer: Gaiam, Inc.

Date of Event Requiring Statement: July 31, 2006

Signature:



/s/ Michael Zimmerman
-------------------------------
    Michael Zimmerman